SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 9, 2000



                      FORTUNE NATURAL RESOURCES CORPORATION
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)



           Delaware                  1-12334                95-4114732
           --------                  -------                ----------
 (State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)          File Number)          Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

      AUGUST 9, 2000 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) announced today its financial results for the quarter ended June 30, 2000.

      Second quarter 2000 versus second quarter of 1999
      -------------------------------------------------

      Fortune incurred a net loss of $135,000, or $0.01 per share for the second quarter of 2000, compared to a net loss of $393,000, or $0.03 per share, for the same period in 1999. The 66% lower net loss in the second quarter of 2000 versus the same 1999 period results primarily from higher oil and gas prices and a reduction in most costs in 2000.

      Fortune's oil and gas revenues increased 56% to $657,000 in the second quarter of 2000 versus 1999 as higher oil and gas prices offset lower oil and gas production. Gas prices increased 49% to $3.41 per Mcf during the second quarter of 2000 versus $2.28 per Mcf for the same 1999 period. Oil prices increased 66% to $29.40 per Bbl versus $17.75 per Bbl for 1999. Gas production of 163,700 Mcf for the second quarter of 2000 increased 7% from the prior year while oil production decreased 18% to 3,400 Bbls.

      The producing well at South Timbalier 86 contributed significantly to the improved second quarter 2000 operating results. This well was recompleted in early 2000 and began producing at substantially higher rates in February 2000. The recompletion increased the well's production from an estimated 4 million cubic feet per day before the workover to approximately 18 million cubic feet of gas per day by March 2000. By June 2000, the well was producing at approximately 20 million cubic feet of gas per day and 100 barrels of oil per day. Fortune owns an overriding royalty interest in the well of 3.167% before payout and 4% after payout. It appears that the well paid out in May 2000. Fortune did not learn of the recompletion until after we released our first quarter 2000 results; consequently $80,000 and 29,000 Mcfe of first quarter revenue and production, respectively, from this well were recorded in the second quarter.

      Second quarter 2000 operating results were not significantly impacted by the recent exploration discoveries such as the Cadiz Brooks #1 well, the La Rosa C-7 well, and workover successes at La Rosa because these operations were completed late in the second quarter. These wells are expected to have a greater impact on operating results in the third quarter of 2000.

      General and administrative expense and cash interest expense decreased 17% and 29%, respectively, for the second quarter of 2000 versus 1999. The lower interest expense results from the conversion of $930,000 of debt to common stock in the first quarter of 2000. Production and operating expense increased 43% because of higher production taxes, higher workover expense and more producing wells in 2000 versus 1999.

      At June 30, 2000 Fortune reported net working capital of $954,000 which represents a slight increase over March 31, 2000 and a 216% increase over December 31, 1999. The increase results from the $763,000 of net equity proceeds raised primarily during the first quarter of this year and higher cash flow realized during the second quarter of 2000. High oil and gas prices, lower costs and the underaccrual discussed above resulted in Fortune realizing positive cash flow before changes in operating assets and liabilities of $139,000 during the second quarter of 2000. This cash flow exceeded the corresponding negative cash flow reported for the first quarter of 2000, allowing Fortune to report positive cash flow before changes in operating assets and liabilities of $53,000 for the first six months of 2000.

      Year-to-date 2000 vs. 1999
      --------------------------

      Fortune's net loss for the first six months of 2000 decreased 47% to $497,000, or $0.03 per share, compared to a net loss of $944,000, or $0.08 per share, for the same period in 1999. The lower 2000 loss results primarily from higher oil and gas prices and a reduction in most costs.

      Fortune's oil and gas revenues increased 50% to $1,016,000 in the first six months of 2000 versus 1999 as higher oil and gas prices offset lower oil and gas production. Gas prices increased 52% to $3.14 per Mcf during the first six months of 2000 versus $2.07 per Mcf for the same 1999 period. Oil prices increased 99% to $28.43 per Bbl versus $14.30 per Bbl for 1999. Gas production decreased 5% to 262,800 Mcf while oil production decreased 10% to 6,700 Bbls for the first six months of 2000 as compared to the same period in 1999.

      General and administrative expense and cash interest expense decreased 13% and 29%, respectively, for the first six months of 2000 versus 1999. General and administrative expense is lower as a result of Fortune's cost reduction efforts in 1999 and 2000. The lower interest expense results from the $930,000 conversion of debt to common stock in the first quarter of 2000. Production and operating expense increased 41% because of higher production taxes, higher workover expense and more wells producing in 2000 versus 1999.

      The 2000 loss of $ 497,000 also includes a $118,000 extraordinary loss attributable to the non-cash premium paid to the noteholders who converted their $930,000 of notes to common stock during the first quarter of 2000.

      President's remarks
      -------------------

      "While we are pleased with the financial improvements in the second quarter 2000 that provided the Company with its best quarterly results in more than two years," Fortune's President and CEO, Tyrone J. Fairbanks announced, "we are even more encouraged by the continued increase in production and prices which should be reflected in our third quarter results. The Company has made a number of new discoveries and effected recompletions in June and July which have dramatically improved our fundamentals from late last year. Fortune continues its exploration involvement with a portfolio that includes a blend of lower risk wells and high impact projects."

      FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's most recent Annual Report on Form 10-KSB/A, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

                                    *********
                                              Company Contact:  J. Michael Urban
                                                          Vice President and CFO
                                                                  (281) 872-1170

                      FORTUNE NATURAL RESOURCES CORPORATION

                      Consolidated Statements of Operations
                   ($ in thousands, except per share figures)

                                                      Three Months Ended   Six Months Ended
                                                            June 30,           June 30,
                                                      ------------------  ------------------
                                                        2000      1999      2000      1999
                                                      --------  --------  --------  --------
                                                                   (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties             $    657  $    421  $  1,016  $    676
   Other income                                              5         9        11        24
                                                      --------  --------  --------  --------
                                                           662       430     1,027       700
                                                      --------  --------  --------  --------
COSTS AND EXPENSES
   Production and operating                                162       113       285       202
   Provision for depletion, depreciation
     and amortization                                      269       230       419       440
   General and administrative                              297       357       564       648
   Debt conversion expense                                   -         -         -        61
   Interest paid in cash                                    69        97       138       194
   Interest - amortization of deferred
     financing cost                                          -        26         -        99
                                                      --------  --------  --------  --------
                                                           797       823     1,406     1,644
                                                      --------  --------  --------  --------
Loss before income taxes and extraordinary item           (135)     (393)     (379)     (944)
Provision for income taxes                                   -         -         -         -
                                                      --------  --------  --------  --------
Loss before extraordinary item                            (135)     (393)     (379)     (944)
Extraordinary loss on early extinguishment of debt           -         -      (118)        -
                                                      --------  --------  --------  --------
Net loss                                              $   (135) $   (393) $   (497) $   (944)
                                                      ========  ========  ========  ========
Weighted average number of common
  shares outstanding (thousands)                        16,358    12,194    15,328    12,166
                                                      ========  ========  ========  ========
Net loss per common share (basic and diluted)
   Loss before extraordinary item                     $  (0.01) $  (0.03) $  (0.02) $  (0.08)
      Net loss per common share                       $  (0.01) $  (0.03) $  (0.03) $  (0.08)
                                                      ========  ========  ========  ========
Net cash provided by (used in) -
   Operating activities
      Before changes in operating assets and liabilities                  $     53  $   (311)
                                                                          ========  ========
      After changes in operating assets and liabilities                   $   (167) $   (506)
                                                                          ========  ========
   Investing activities                                                   $   (224) $   (309)
                                                                          ========  ========
   Financing activities                                                   $    763  $      -
                                                                          ========  ========

                            SUMMARY OF BALANCE SHEETS

                                                   June 30, 2000     December 31, 1999
                                                   -------------     -----------------
Net working capital                                  $   954             $   302
Property and equipment, net                            5,929               6,124
Total assets                                           7,162               6,805
Long-term debt                                         2,295               3,235
Net stockholders'equity                                4,588               3,242

                                 PRODUCTION DATA

                                                      Three Months Ended   Six Months Ended
                                                            June 30,           June 30,
                                                      ------------------  ------------------
                                                        2000      1999      2000      1999
                                                      --------  --------  --------  --------
Net production:
   Oil (Bbl)                                             3,400     4,100     6,700     7,500
   Gas (Mcf)                                           163,700   152,500   262,800   275,400
Average sales prices for period:
   Oil ($/Bbl)                                          $29.40    $17.75    $28.43    $14.30
   Gas ($/Mcf)                                            3.41      2.28      3.14      2.07


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      None.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               FORTUNE NATURAL RESOURCES  CORPORATION



                              By:  /s/ Dean W. Drulias
                                   ------------------------------------------
                                   Dean W. Drulias
                                   Executive Vice President and General Counsel



Date:  August 9, 2000